Exhibit 10.1

Personal and Confidential

Date:	March 24, 2014

To:	William C. Mixon

SUBJECT: Mutual Termination Agreement and Release

This Mutual Termination Agreement and Release (“Agreement and Release”) between Universal Hospital Services, Inc. (hereinafter “UHS”) and you relates to your termination from employment with UHS, which will be effective on April 2, 2014 (“Termination Date”).  The purpose of this Agreement and Release is to set forth the terms of your separation from employment with UHS.

1.              Regular Separation Terms

In connection with your employment termination, you have the following rights and options:

a.              Salary.  You will receive your current base pay through the Termination Date, in accordance with UHS’ normal payroll practices.

b.              PTO.  You will receive a lump sum payment for your accrued and unused PTO balance as of your Termination Date.  This amount will be paid on or about April 4, 2014 and subject to all applicable withholding deductions.

c.               Medical and Dental Coverage.  Effective the first day of the month following your Termination Date, you may elect at your expense to continue group health and dental benefits through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to 18 months, to the extent you are eligible, subject to the Enhanced Separation Terms below. You will separately receive the appropriate COBRA application form and rates from Optum Health Financial Corporation within 30 days of your Termination Date. You may contact Optum directly at 800-588-2020.

d.              Life Insurance.  Your company-paid life insurance remains in effect after your Termination Date until the end of that month.  Effective the first day of the month following your Termination Date, you may elect at your expense to continue such life insurance by paying premiums yourself directly to Optum.

IND – 052209	Confidential Mutual Termination Agreement and Release

e.               Disability Insurance.  Your short-term and long-term disability benefits end at midnight on your Termination Date.  No conversion to an individual policy is provided for either coverage.

f.                Long Term Savings Plan.  If you are a participant in the Long Term Savings Plan, your active participation in that Plan will end on your Termination Date.  Within 60 days from your Termination Date, you will receive a termination packet from Fidelity, which provides detailed information with regard to your account.  You may also contact Fidelity directly at 800-835-5097.  You have access to your account 24 hours a day at www.401k.com for automated transactions or to request a distribution.  We encourage you to seek competent tax advice to fully understand the tax consequences applicable to your distribution options.

g.               Pension.  If you are eligible for pension benefits under the UHS Employee’s Pension Plan, your pension benefit information will be sent to you within 60 days from your Termination Date.

2.              Enhanced Separation Benefits

If you sign and return this Agreement and Release and you do not rescind or breach this Agreement and Release, UHS will provide you with the following additional payments and benefits, which exceed the nature and scope of those to which you would otherwise be entitled and which you acknowledge and agree constitute adequate consideration for your promises herein.  The process for accepting and rescinding the terms of this Agreement and Release is set forth in sections 4 and 5 below.

a.              Severance Pay.  Under the terms of the UHS Severance Plan, you will receive a lump sum payment of $714,000 on June 2, 2014 subject to applicable withholding deductions.

b.              Incentive Pay.  You will not be eligible for any incentive payments under UHS’ Executive Incentive Program (the “EIP”) for 2013, based on UHS’ financial performance to plan.  You will be paid a pro-rated (based on number of days elapsed in 2014 prior to the Termination Date) bonus under the EIP for 2014, to be paid at the same time UHS pays bonuses to other executives under the EIP for 2014, to the extent such bonus would be payable based on the actual results of UHS.

c.               Medical and Dental Premiums.  As noted above, you may elect at your expense to continue group health and dental benefits under COBRA for up to 18 months to the extent that you are eligible.  UHS will pay you $11,350 in a lump sum, which represents 52 months of COBRA continuation coverage and is subject to applicable withholding deductions.  UHS will make such payment on June 2, 2014.  This one-time lump sum payment is a separate payment from the severance pay described in Section 2(a) above and is intended to be exempt from Code Section 409A under the short-term deferral rule.

d.              Outplacement Assistance.  Career transition and planning services will be provided through Challenger, Gray & Christmas and paid for by UHS at the twelve-month Executive Services level, provided you execute this Agreement and Release without rescission.  Such services must be completed within 12 months following your

Termination Date.  Contact Challenger, Gray & Christmas Inc. at 312-332-5790 for more information on career transition services.

e.               Deductions.  Normal deductions which UHS is obligated by law to deduct, or which UHS in good faith believes it is obligated by law to deduct, will be deducted by UHS from any payments made or to be made by UHS under this Agreement and Release.

3.              Release of Claims

In exchange for receiving payments and other consideration as described, you agree to the release of claims contained in Annex A to this Agreement and Release.

4.     Acceptance of this Agreement and Release

You acknowledge that, before signing this Agreement and Release, you were given a period of at least 21 days from the date of receipt of this Agreement and Release to consider it.  To accept the terms of this Agreement and Release, you must sign and date it within the 21-day consideration period or by the end of the workday on your Termination Date, whichever is later.  You may not sign this Agreement and Release before your Termination Date.  After you have signed and dated this Agreement and Release, you must send or return it to UHS by hand or by mail within the 21-day period that you have to consider it.  Any changes to this Agreement and Release whether material or not will not restart the running of the 21-day period.

To accept this Agreement and Release, sign and return it to Bob Creviston, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439

If you choose to return this Agreement and Release by mail, it must be properly addressed and postmarked within the 21-day consideration period and sent by certified mail, return receipt requested, first-class postage prepaid.

If you sign this Agreement and Release before the end of the 21-day consideration period, it will be your voluntary decision to do so because you have decided that you do not need any additional time to decide whether to sign it.   You waive any right you might have to additional time beyond the 21-day consideration period within which to consider this Agreement and Release.

You have been advised by UHS to consult with an attorney before signing this Agreement and Release and this sentence constitutes such advice in writing.

5.             Rescission of this Agreement and Release

At any time for a period of 15 days after you have signed this Agreement and Release (not counting the day you signed it), you may rescind it.  This Agreement and Release will not become effective or enforceable until the 15-day rescission period has expired without you rescinding it.  To rescind your acceptance, you must send by mail or hand-deliver a written, signed statement of rescission of your acceptance to UHS within the 15-day rescission period. Any statement of recession of acceptance must be directed to Bob Creviston, Human Resources, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439.  If you choose to return it by mail, it must be properly addressed and postmarked within 15 days after you signed the Agreement and Release and sent by certified mail, return receipt requested, first-class postage prepaid.

6.     Outstanding Obligations

You agree that before your Termination Date, you will satisfy all outstanding personal obligations associated with your employment with UHS, including, but not limited to, outstanding expense reports and travel advances, and the balance on any company credit card you hold.

Before the end of your Termination Date, you must return to UHS all company property, unless otherwise agreed upon, including without limitation, any cellular telephone, pagers, PDA, laptops, all computer equipment, diskettes, books and marketing material, reference material, notes, documents, customer and vendor information, keys, security cards, files and any proprietary and/or confidential information, including but not limited to confidential information relating to customer lists, employees, pricing for products and services and strategic planning information.  You must also purge all information and data relating to UHS from any home or personal computer or other electronic device, without retaining any copies of such information or data and you agree upon request to sign and return the attached Acknowledgment of Returned Property after your Termination Date.

7.              Confidentiality

You agree that this Agreement and Release will remain confidential and will not be disclosed except to your spouse, financial advisor, legal counsel or to a prospective employer, who should be advised only on a need to know basis, or as may be required by law or in any legal proceeding to enforce your rights hereunder.

8.              Cooperation

You agree to be available to UHS, and any attorneys or agents acting on UHS’ behalf, and to cooperate in good faith with UHS, concerning any litigation or administrative claims or investigations that involve UHS and arise out of any incidents that occurred during your employment of which you have knowledge.

You agree not to incur, as an employee, any additional business expenses relating to UHS after your last day of being actively at work.  UHS agrees to reimburse you for those out of pocket business expenses relating to UHS, which you incurred on or before your last day of being actively at work, for which you have not been reimbursed to date, in accordance with UHS’ standard expense reimbursement policies and procedures.

You agree not to make, confirm or cause or attempt to cause any other person to make or confirm, any written or oral information about UHS, which is disparaging about UHS or which in any way reflects negatively upon UHS.

You agree that, for a period of one year after the severance payments end, you will not directly or indirectly influence or advise any person who is or shall be employed by or in the service of UHS to leave or decline such employment or service to compete with UHS or to enter into employment or service of any competitor of UHS.

9.              Entire Agreement, Governing Law and Construction

This Agreement and Release contain the entire agreement between you and UHS concerning your separation from employment, severance and release of all claims; however, you and UHS agree that your obligations under the UHS Confidentiality and Non Competitions Agreements you have signed will remain in full force and effect.  You may not assign this Agreement and Release, in whole or in part, without the prior written consent of UHS.  This Agreement and Release may not be changed, except in a writing that details the change and is signed by both you and UHS.

This Agreement and Release will be governed and enforced solely under the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof.  If any portion of this Agreement and Release is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Agreement and Release will remaining effect.

10.       Remedies for Breach

If you breach or challenge the enforceability of this Agreement and Release and do not prevail, you agree to reimburse UHS for any monetary consideration received by you pursuant to this Agreement and Release and you agree to pay the reasonable attorneys’ fees and costs that UHS incurs in enforcing this Agreement and Release; provided, however, that this provision has no applicability to claims that cannot be waived under the Age Discrimination in Employment Act, including the right to challenge whether this Agreement and Release constitutes a knowing and voluntary waiver of claims within the meaning of the Act.

11.       Acknowledgement

By my signature below, I acknowledge and certify that:

a.              I have read and understand all of the terms of this Agreement and Release and do not rely on any representation or statement, written or oral, not set forth in this Agreement and Release; specifically I understand that this Agreement and Release includes a waiver and release of legal rights I may have;

b.              I have had a reasonable period of time to consider this Agreement and Release;

c.               I am signing this Agreement and Release knowingly and voluntarily and without pressure, and after having given the matter full and careful consideration;

d.             I have been advised to consult with an attorney of my choosing before signing this Agreement and Release and I have had the opportunity to do so;

e.               I have the right to consider the terms of this Agreement and Release for at least 21 days and if I take fewer than 21 days to review this Agreement and Release, I hereby waive any and all rights to the balance of the 21 day review period;

f.                I have the right to revoke this Agreement and Release within 15 days after signing it, by providing written notice of revocation directed to Bob Creviston, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439.  If I revoke this Agreement and Release during this 15-day period, it becomes null and void in its entirety; and

g.               This Agreement and Release is not effective if it is signed before my Termination   Date.

If you accept this Agreement and Release, please sign both copies, then return both signed original copies to Bob Creviston, Human Resources, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439 for countersignature.  We will send you a fully executed original for your records.

UNIVERSAL HOSPITAL SERVICES, INC.		AGREED TO AND ACCEPTED BY:

/s/ Robert L. Creviston		/s/ William C. Mixon

Date:	4\2\2014	Date:	4\2\2014.

Acknowledgment of Returned Property

I hereby certify that I have returned to UHS all property belonging to UHS, unless otherwise agreed upon, including without limitation, any cellular telephone, pagers, PDA, laptops, all computer and phone equipment, diskettes, books and marketing materials, reference materials, notes, documents, customer and vendor information, keys, security cards, files and any proprietary and/or confidential information, including but not limited to confidential information relating to customer lists, relations, employees, pricing for products and services and strategic planning information.  I also certify that I have purged all information and data relating to UHS from any home or personal computer or other electronic device, without retaining any copies of such information or data.

Signature

Date

Annex A

RELEASE

I, William C. Mixon, in consideration of and subject to the performance by Universal Hospital Services, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of February 7, 2012 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, executives, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.              Except as provided in paragraph 2 below, I knowingly and voluntarily release and forever discharge the Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date hereof) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters), (all of the foregoing collectively referred to herein as the “Claims”).

2.              I agree that this Release does not waive or release any rights or claims that I may have under:  the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release; claims for benefits under any employee benefit plan maintained by the Company; rights and entitlements under the Company’s equity plans and related award agreements; claims for indemnification and coverage under any directors and officers insurance policy; or claims or claims for unemployment or worker’s compensation as provided by law.

3.              I acknowledge and intend that this Release shall be effective as a bar and shall serve as a complete defense to each and every one of the Claims and that it shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.

4.              I represent that I have not made any assignment or transfer of any Claim.  I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct.  I agree that this Release is confidential and agree not to disclose any information regarding the terms of this Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

5.              Each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law and any provision of this Release held to be invalid, illegal or unenforceable in any respect shall be severable.  This Release cannot be amended except in a writing duly executed by the Company and me.

I UNDERSTAND THAT I HAVE FIFTEEN (15) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

DATE:	UNIVERSAL HOSPITAL SERVICES, INC.

	By:	/s/ William C. Mixon
Name: William C. Mixon
Title: President

William C. Mixon